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                                                                   EXHIBIT 10.30



                                     [LOGO]



                                  July 30, 1996







Mr. Alan Levy
90 Elm Street
Tenafly, New Jersey 07670

Dear Mr. Levy:

The purpose of this letter is to set forth the agreement (this "Agreement") between you and Viatel, Inc. and its subsidiaries ("Viatel") regarding your resignation from Viatel as a director, officer and employee. As we have discussed, Viatel desires to obtain your (i) release of all claims against Viatel and (ii) agreement to maintain the confidentiality of business information of Viatel of which you have become aware during the course of your employment with Viatel and as a member of Viatel's Board of Directors. You have agreed to the foregoing as consideration for Viatel's commitment to provide to you the severance and other benefits set forth in paragraphs 2 through 6. Based on these considerations, you have agreed with Viatel as follows:

1. RESIGNATION. Effective as of July 31, 1996, your resignation as an officer and employee of Viatel is accepted. Your resignation as a member of Viatel's Board of Directors shall be accepted as of July 12, 1996.

2. CONSULTANCY. (a) Consulting Services. You shall perform such consulting services as may be reasonably requested in writing by Viatel from time to time for up to four (4) hours per week during the period August 1, 1996 through July 31, 1997. You shall be available to render such services during normal business hours, Monday through Friday, national and New York State holidays excepted, and subject to reasonable absences for vacation and personal reasons (with respect to any particular week). These services shall be performed wherever reasonably appropriate to complete the necessary task.

                  (b) Consulting Fees. In return for the consulting services to be provided by you hereunder, Viatel shall pay you $6,875 on the fifteen and last days of each


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month (or the next business, if either such day is a Saturday, Sunday or holiday) through January 15, 1997 and a lump sum of $89,375 on January 31, 1997 Such fee shall be paid without regard to the number of hours of services actually provided pursuant to the terms hereof if Viatel does not request you to provide the maximum number of hours contemplated. Your services hereunder shall be performed as an independent contractor (and not as an employee) and shall not be entitled to social security, unemployment or other benefits.

                  (c) Severance Period. The period from August 1, 1996 through July 31, 1997 is hereafter referred to as the "Severance Period."

3. AWARDS.        (a) Outstanding Options and Restricted Shares. You have been granted 73,226 shares of common stock, par value $0.01, of Viatel (the "Common Stock") and 80,000 restricted shares (the "Restricted Shares") of Common Stock as specified below:

DESCRIPTION              GRANT           NUMBER OF         EXERCISE
                         DATE            SHARES            PRICE
Options                    9/93              3,226            $0.50



Options                  4/5/94             70,000            $2.49



Restricted               1/1/95             30,000            $ 0.0
  Shares

Options                  1/1/96            200,000            $3.49



Restricted               1/1/96             50,000            $ 0.0
  Shares

                 (b) Vesting Provisions. Viatel and you hereby agree that you
(i) are fully vested as to 80,000 Restricted Shares and Options for 73,226 shares of Common Stock; (ii) hereby forfeit (and shall return to Viatel) the option, granted as of January 1, 1996, for 200,000 shares of Common Stock ("Forfeited Option"); and (iii) have no entitlement, except as otherwise specified herein, to any incentive performance awards, including awards or vesting of cash bonuses, options and restricted stock, during the term of your consultancy or thereafter.

4. EMPLOYEE BENEFITS. Except as to certain medical benefits, effective July 31, 1996, you shall no longer participate in Viatel's employee benefit plans. You shall be entitled to continue your current medical benefits until December 31, 1996 at no cost to you. You may elect COBRA coverage for up to an 18-month period, at your own expense.


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More information on COBRA benefits will be provided to you within 14 days following termination of Viatel health benefits.

5. REGISTRATION. Viatel hereby agrees to file a Form S-8 for Viatel's 1993 Flexible Incentive Stock Incentive Plan with the Securities and Exchange Commission no later than October 31, 1996 covering your shares and options as enumerated in Section 3 hereof. Should Viatel fail to file a Form S-8 by such date, this Agreement shall be deemed void ab initio, and neither you nor Viatel shall be entitled to any of the benefits hereunder; provided, however, that this Agreement shall be of full force and effect if written notice specifying the continuing vitality of this Agreement is received by Viatel from you no later than November 15, 1996.

6. MUTUAL RELEASE. You hereby release and discharge Viatel, its affiliates and their respective partners, directors, officers, employees and agents (collectively, "Releasees") from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which you ever had, now have or hereafter may have, against each or any of the Releasees, including, but not limited to those arising from or related to your employment relationship with Viatel or the termination of such employment, any alleged violation of any covenant of good faith and fair dealing relative to your employment (including any claim under either your July 17, 1995 employment agreement with Viatel or any other similar understanding) or any applicable labor or employer-employee statute, regulation or ordinance, whether federal, state or local (including, by way of specificity but not of limitation, the Age Discrimination Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans With Disabilities Act, the Older Workers Benefit Protection Act of 1990, as amended). Viatel hereby releases and discharges you from any and all claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs or expenses of any kind or nature, whether known or unknown, which Viatel ever had, now has or hereafter may have, against you, including, but not limited to, those arising from your employment relationship with Viatel or the termination of such employment. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release (i) Viatel from: (a) any indemnification obligations it may have to you arising out of your duties as an officer or director of Viatel; (b) any obligation arising under the Expatriate Agreement, dated March 31, 1995 (the "Expatriate Agreement"); or (c) any other obligation arising under this Agreement; or (ii) you from any obligation arising under this Agreement. With respect to clause (i)(a), Viatel expressly acknowledges its continuing obligations arising under the Indemnification Agreement dated November 11, 1994, between you and Viatel (the "Indemnification Agreement").

7. PROTECTION OF REPUTATION. For a period of two years following the date of this Agreement, neither party hereto will take any action which is intended, or would reasonably be expected, to harm the other party or his or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other party; provided, however, the foregoing limitation shall not apply to (a) compliance with any


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legal process or subpoena or (b) statements in response to authorized inquiry from a court or regulatory body.

8. NONDISCLOSURE. You and Viatel agree that the terms and conditions of this Agreement are confidential and that each will not, without the express prior written consent of the other party, in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known such terms and conditions to anyone (other than such party's prospective or current lenders or such party's financial and legal advisors, who shall agree to be bound by this paragraph prior to disclosure of the terms or conditions hereof to such persons), except as required by law, or in any proceeding to enforce the terms of this Agreement.

9. CONFIDENTIALITY. You acknowledge that you have been provided, and during the term of your consultancy hereunder may be provided, access to information of Viatel (including, but not limited to, trade and industry secrets, customer lists, sales records, operational systems, investment, market and other company strategies and other proprietary commercial information) which constitutes valuable, special and unique property of Viatel. You agree that you will not, at any time or for any reason or purpose whatsoever, make use of, divulge or otherwise disclose, directly or indirectly, any of such information to any person or use any of such information for the personal gain of yourself or any other person without Viatel's express prior written authorization; provided, however, that the foregoing limitation shall not apply to (a) compliance with any legal process or subpoena, (b) statements in response to authorized inquiry from a court or regulatory body or (c) general discussions by you with prospective employers and employment consultants regarding your activities, roles and responsibilities while an employee of Viatel.

10. NON-SOLICITATION. For two (2) years from the date hereof, you hereby agree to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any person, soliciting or encouraging (other than employee referrals and similar activities consistent with past practice) any employee of Viatel or any of its subsidiaries who is employed in an executive, managerial, administrative or professional capacity or who possesses any confidential information (as specified in Section 9 hereof), to leave the employment of Viatel or any subsidiaries.

11. REMEDIES. Subject to the termination of this Agreement under Section 5 hereof, if either party breaches its obligations under Section 6, 7 or 8 of this Agreement or if you breach your obligations under Section 9 or 10, the non-breaching party, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to obtain injunctive relief, it being acknowledged and agreed by both parties that any such breach would cause irreparable and continuing injury to the non-breaching party and that money damages alone would not provide an adequate remedy to such non-breaching party. Viatel shall have the additional right, upon any such breach, of offsetting against any amount otherwise due to you (whether under this Agreement or otherwise) an aggregate maximum of $10,000; provided, however, that


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before offsetting any amount, Viatel must furnish you with ten (10) business days' written notice.

12. NO WAIVER. No delay or failure by either party to this Agreement to exercise any right under this Agreement and no partial or single exercise of that right shall constitute a waiver of that or any other right. No waiver shall be valid unless in writing and signed by you or an authorized officer of Viatel, as the case may be, and any waiver by either party of a breach of any provision hereof shall not be construed as a waiver of any subsequent breach or violation thereof.

13. SEVERABILITY. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

14. GOVERNING LAW; SUBMISSION TO JURISDICTION. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE LAWS, RULES AND PRINCIPLES OF THE STATE OF NEW YORK REGARDING CONFLICTS OF LAWS). You and Viatel agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. You and Viatel hereby irrevocably waive any objection to such jurisdiction or inconvenient forum.

15. MISCELLANEOUS. This Agreement may not be amended except by a written agreement signed by you and a duly authorized officer of Viatel. This Agreement shall be binding upon and inure to the benefit of each of you and Viatel and your heirs, legal administrators and assigns and Viatel's successors and assigns.

16. OPPORTUNITY TO REVIEW. You acknowledge and agree that you have been given a reasonable period, up to and including 21 days, to review and sign this Agreement, and if you sign this Agreement prior to the expiration of 21 days, you do so knowingly and voluntarily, and you acknowledge and agree that you could have requested more time to review and sign this Agreement, that you did not want to or need such further time and that you did not request it.


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17. RIGHT TO REVOKE THIS AGREEMENT. You acknowledge that you signed this
Agreement on the date set forth above. In accordance with applicable law, you may revoke this Agreement at any time during the seven-day period after you sign this Agreement. Such revocation may be made by delivering a written notice of revocation to Viatel during such seven day period. This Agreement will not be effective or enforceable until the date on which the revocation period has expired (the "Effective Date").

        PLEASE READ THIS AGREEMENT CAREFULLY. BY EXECUTING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM, KNOWN OR UNKNOWN, AGAINST VIATEL BASED ON ANY ACTIONS TAKEN BY VIATEL, ITS EMPLOYEES OR AGENTS ARISING FROM OR RELATED TO YOUR EMPLOYMENT WITH VIATEL OR THE TERMINATION OF SUCH EMPLOYMENT, UP TO THE DATE OF THE EXECUTION OF THIS AGREEMENT. WE RECOMMEND THAT YOU RETAIN LEGAL COUNSEL TO ADVISE YOU WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND THE TERMINATION OF YOUR EMPLOYMENT WITH VIATEL.

If you agree that this letter appropriately sets forth the terms of your severance agreement, please sign the enclosed duplicate copy of this letter and return it to the undersigned.



                                   Sincerely yours,



                                   VIATEL, INC.
                                   By:

                                   /s/ Martin Varsavsky
                                   -------------------------
                                   Martin Varsavsky, President





Agreed as of the date
first written above

/s/ Alan L. Levy
- -------------------------
Alan L. Levy


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